DB2/ 652235262.2 April 15, 2026 Audrey Lee Re: SEPARATION LETTER Dear Audrey: This letter will memorialize the terms of your separation from Starz Entertainment, LLC (the “Employer” or “Starz”) to be effective on May 1, 2026 (“Separation Date”). Provided you timely sign and do not revoke Starz’ Waiver and General Release Agreement, in the form mutually agreed between you and Starz today (the “Release”), in connection with your separation (which Release cannot be signed by you before your Separation Date), Starz or Starz Entertainment Corp., as applicable, will pay or provide you the following severance benefits: • lump sum severance amount of $1,226,077.36, less applicable deductions and withholdings, payable on the Employer’s next regular payroll period following 30 days after the Release becomes effective and irrevocable by its terms (the “Release Effective Date”); • lump sum enhanced severance amount of $858,254.15, less applicable deductions and withholdings, payable on the Employer’s next regular payroll period following 30 days after the Release Effective Date; • contribution of the full monthly amount of your Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) premiums through the earlier of 18 months following the Separation Date or the expiration of the coverage period specified under COBRA, provided you timely elect COBRA; and • any outstanding unvested equity awards granted to you before the Release is provided to you will become fully vested on or within 30 days after the Release Effective Date, but will otherwise remain subject to the terms of the applicable equity plan and grant agreement. The parties acknowledge that your separation from Starz satisfies the applicable conditions for severance under Section 1(a) of your Starz Severance Agreement, dated as of June 1, 2022 (the “Severance Agreement”). The severance benefits are subject to certain adjustments as set forth in the Release. In addition, subject to such terms set forth in the Release, you agree to be reasonably available to the Employer for consultation on transition matters through May 31, 2026 as may be reasonably requested by the Employer. For the avoidance of doubt, you will not be required to perform any administrative or managerial duties. Notwithstanding the foregoing, you acknowledge and agree that you shall not be eligible to receive annual long term equity incentive grants for 2026. If you agree to these terms, please sign the letter below and return a signed copy to the undersigned.

DB2/ 652235262.2 Audrey Lee April 15, 2026 Page 2 Employee /s/ Audrey Lee Audrey Lee Dated: April 15, 2026 Starz Entertainment, LLC By: /s/ Jamila Daniel Name: Jamila Daniel Title: EVP, Human Resources Dated: April 15, 2026 Starz Entertainment Corp. By: /s/ Jeffrey A. Hirsch Name: Jeffrey A. Hirsch Title: President & Chief Executive Officer Dated: April 15, 2026